Exhibit 10.1

July 9, 2012

Dear [Participant]:

LifeCare has decided to institute a Key Employee Retention Program (KERP). The KERP has been designed to incentivize certain key employees whose efforts have been and will continue to be critical in enabling the Company to address its current challenges and help it to become even stronger. You have been selected as one of those key employees.

As a participant in the KERP, you are entitled to a Retention Bonus payment of [$x] (subject to customary withholdings), paid on or about [date], subject to your execution of this letter agreement and otherwise on the terms described below. You hereby agree that you will be obligated to repay the entire amount of the Retention Bonus, should you resign or be terminated for cause prior to June 30, 2013.

This Retention Bonus is separate from the annual Management Incentive Plan (MIP) that was recently revised to more closely align the Company's business goals with achievable targets for the remaining months of 2012. However, you acknowledge and agree that the amount of any Transaction Bonus to which you might otherwise be entitled in connection with a change of control transaction also will be reduced by 25% of the amount of your Retention Bonus (i.e., $        ).

If you wish to participate in the KERP on the terms outlined above, please acknowledge your acceptance and agreement by providing your countersignature below in the space provided, and returning the signed letter to Erik Pahl for our files and retain the additional copy provided for your personal files. Should you have any questions or concerns, I ask that you contact only Erik Pahl.

Upon receipt of your signed letter, we will process your KERP payment of $[        ], as set forth above.

Very truly yours,

Phillip B. Douglas

Agreed to and Accepted:

Name	Date